UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 4, 2002


                           TALK AMERICA HOLDINGS, INC.
                           ---------------------------
               (Exact Name of Registrant as Specified in Charter)


              DELAWARE                000-26728                23-2827736
              --------                ---------                ----------
          (State or Other            (Commission              (IRS Employer
   Jurisdiction of Incorporation)    File Number)          Identification No.)


                           TALK AMERICA HOLDINGS, INC.
                           12020 SUNRISE VALLEY DRIVE
                             RESTON, VIRGINIA 20191
          (Address of Principal Executive Offices, Including Zip Code)

                                 (703) 391-7500
                                 --------------
              (Registrant's telephone number, including area code)

                                       N/A
                                       ---
          (Former Name or Former Address, if Changed Since Last Report)

ITEM  5.     OTHER  EVENTS

     As previously reported, on October 4, 2002, the principal operating subsidiaries of Talk America Holdings, Inc. (the "Company") retired, prior to maturity, all of the debt outstanding under the Credit Facility Agreement ("Facility") between the subsidiaries and MCG Finance Corporation.

     The Facility was secured by a pledge of all of the assets of the subsidiaries of the Company that were a party to the Facility. In addition, the Company had guaranteed the obligations under the Facility. The Facility subjected the Company and its subsidiaries to certain restrictions and covenants related to among other things, liquidity, per-subscriber-type of revenue, subscriber acquisition costs and interest coverage ratio requirements. As a result of the retirement of the debt under the Facility, the pledge of assets and the restrictions and covenants under the Facility are terminated.

     The scheduled maturity date of the Facility had been June 2005. As a result of the retirement of this debt prior to maturity, the Company will incur a one-time, non-cash charge to earnings of approximately $1.1 million in the fourth quarter of 2002 reflecting the acceleration of the amortization of certain deferred finance charges and fees that were being amortized over the original life of the loan. In addition, borrowings under the Facility bore interest at LIBOR plus 7% (8.9% as of September 30, 2002) per annum. The retirement of the outstanding debt under the Facility prior to maturity will allow the Company net cash interest savings of approximately $1.4 million through the original June 2005 maturity date.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             TALK  AMERICA  HOLDINGS,  INC.

Date:   October 11,  2002                    By:  /s/  Aloysius  T.  Lawn,  IV
        -----------------                         ----------------------------
                                             Name:  Aloysius  T.  Lawn,  IV
                                             Title: Executive Vice President -
                                             General  Counsel  and  Secretary